Exhibit 99.1

Syntel Names Rakesh Khanna CEO and President

TROY, Mich. – July 18, 2017 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced that the Syntel Board of Directors has appointed Rakesh Khanna to the post of Chief Executive Officer and President of the Company, effective immediately. In this role, he will continue to report to Syntel Co-Chairman Prashant Ranade.

Mr. Khanna has held the position of interim CEO and President since November 3, 2016, and previously served as the Company’s Chief Operating Officer and as President of Syntel’s Banking and Financial Services Business Unit.

“Rakesh has more than 30 years of experience in the technology services industry, and a demonstrated track record of success in several different roles at Syntel,” said Syntel Co-Chairman Bharat Desai. “He brings with him a deep understanding of our company, our customers, and the industries that we serve.”

“Syntel’s Board is confident that Rakesh will continue to drive our strategy and exceed the expectations of our clients,” said Syntel Co-Chairman Prashant Ranade. “We feel that Rakesh is the right person to help lead the Company and build on our strong foundation of innovation and customer service.”

“I would like to thank the Syntel Board for the confidence they have shown in me, and for the opportunity to lead Syntel,” said Rakesh Khanna. “I am honored to accept this position, and I look forward to working hard to help our clients evolve to meet the challenges of the Digital Age.”

Khanna has also been elected to the Company’s Board of Directors.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 or from other factors not currently anticipated.

Contact:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

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